Elizabeth R. Hughes

T 202-344-8049

F 202.344.8300

erhughes.@venable.com

March 11, 2009

Tabatha Akins

Staff Accountant

U.S. Securities and Exchange Commission

Washington, D.C. 20549

Re:	Pharmaxis Ltd.
Form 20-F for the Year Ended June 30, 2008
Your File No. 000-51505

Dear Ms. Akins:

We are U.S. securities counsel to Pharmaxis Ltd. This will confirm our conversation today that Pharmaxis will submit its response to your letter dated March 4, 2009 by March 31, 2009.

Please call me with any questions.

Yours truly,

/s/ Elizabeth R. Hughes
Elizabeth R. Hughes

cc:	Mr. David McGarvey, CFO